Exhibit 99.1

Neal Goldner Investor Relations 407-206-6149 neal.goldner@mvwc.com

Cameron Klaus Global Communications 407-513-6606 cameron.klaus@mvwc.com
News

Marriott Vacations Worldwide Announces Board Changes, Including Two New Independent Directors
ORLANDO, Fla. — February 24, 2025 — Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW” or the “Company”) today announced the appointment of hospitality industry leaders, Matthew Avril and James (“Jim”) Dausch, as independent directors of the Board.
The Company also announced the retirement of Melquiades (“Mel”) Martinez and Raymond (“Rip”) Gellein as members of the Board effective immediately prior to the Company’s annual meeting of its stockholders, which is expected to take place in May 2025.
The board appointments announced today are effective March 4, 2025 and form part of MVW’s ongoing board refreshment process overseen by the Board’s Nominating and Corporate Governance Committee.
Mr. Avril has over 30 years of executive experience, principally in the hospitality and vacation ownership industries, and most recently served as Chief Executive Officer of Diamond Resorts International, Inc. Prior to that, he was Chief Executive Officer-elect for Vistana Signature Experiences, Inc. (“Vistana”) after his retirement as President, Hotel Group, at Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”). Before that, he served in several executive leadership positions with Starwood, and held various senior leadership positions with Vistana, including as President and Managing Director of Operations. Mr. Avril is a CPA (inactive status) and his experience in hospitality and vacation ownership includes marketing and sales, finance and accounting, resort operations, technical operations and human resources.
Mr. Dausch is a senior executive with over 25 years of experience conceptualizing and leading the execution of transformational, growth-focused strategies at well-known brands, including Marriott International, Inc., and is currently Global Chief Digital and Technology Officer, Pizza Hut at Yum! Brands, Inc. Prior to that, Mr. Dausch served as Executive Vice President and Chief Customer Officer at Under Armour, Inc. Prior to that, his career at Marriott International spanned over 20 years in various senior leadership positions including as Chief Digital and Transformation

marriottvacationsworldwide.com

Officer, with increasing leadership responsibility in the areas of operations, corporate finance, sales and marketing, brand management, franchising, and digital and technology.
William Shaw, Chair of MVW’s Board of Directors, said, “Matt and Jim bring decades of collective experience with leading hospitality and consumer brands and deep industry, operational, technological and digital expertise. They are both terrific additions with skills that will help drive our strategy forward.”
“On behalf of the Board, I would like to thank Mel and Rip for their many contributions to the Company and wish them all the best in their retirement,” added Shaw. “Looking ahead, I am confident that the Board is well equipped with the right mix of skills, expertise and tenure needed to maximize long-term shareholder value including advancing our strategy to leverage technology to modernize our business.”
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products, and services. The Company has approximately 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates an exchange network and membership programs comprised of more than 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and an affiliate of Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.